Exhibit 99.1

Four Oaks Fincorp, Inc. Announces 2009 Third Quarter Results

FOUR OAKS, N.C.--(BUSINESS WIRE)--October 29, 2009--Four Oaks Fincorp, Inc. (OTCBB:FOFN), the holding company for Four Oaks Bank & Trust Company, today announced results for the third quarter ended September 30, 2009. The net loss was $345,000 or $0.05 per basic share and $547,000 or $0.08 per basic share, for the nine months and third quarter ended September 30, 2009, compared to net income of $3.9 million or $0.60 per basic share and $1.4 million or $0.21 per basic share, for the nine months and third quarter of 2008. The provision for loan losses increased to $10.5 million for the nine months ended September 30, 2009 from $1.6 million for the nine months ended September 30, 2008 due to the increased allowance for loan losses of $16.3 million at September 30, 2009 as compared to $8.6 million at September 30, 2008 and approximately $3.7 million in net chargeoffs recognized in the first nine months of 2009. Loan growth and increased levels of nonperforming loans coupled with continuing recessionary conditions affecting our local economy led us to increase our allowance for loan losses to 2.27% of gross loans at September 30, 2009 as compared to 1.30% as of September 30, 2008. The rate of increase in nonaccrual loans has significantly dropped in the third quarter of 2009 as compared to the prior quarters of 2009. As of September 30, 2009, we remained well capitalized and all of our capital ratios were above the minimum levels.

Commenting on the results, Ayden R. Lee, Jr, Chairman, CEO and President, stated, “Although we are disappointed to report a loss, it is important to remember that this loss principally came from the large increase in our provision for loan losses, which is rooted in our commitment to maintain a sound reserve position. Furthermore, the increase in the provision obscured several of the key fundamentals that are improving. For example, our third quarter net interest income was up 13% from the year-ago level and has increased in each of the last three sequential quarters. Noninterest expense, excluding FDIC insurance premiums and professional fees related to our merger activity and subordinated debt offering, increased only $20,000 or 0.13% for the nine months ended September 30, 2009, as compared to the same period in 2008. Improved margins and expense control should put us in a strong position for improved earnings growth once this negative credit cycle is behind us.”

Third Quarter 2009 Financial Highlights:

Asset Quality:

Nonperforming loans as of September 30, 2009 increased by $15.4 million to $28.9 million, or 4.02% of gross loans, compared to $13.5 million, or 2.05% of gross loans as of September 30, 2008. The majority of the increase was due to the addition of $14.2 million in nonaccrual loans, which were primarily construction/land development loans. These increases were partially offset by $3.7 million in net loan chargeoffs and $5.8 million in foreclosed loan collateral transferred to other real estate owned.

	Nonperforming Loans Analysis (Dollars in thousands)
	September 30, 2009		September 30, 2008
Loan Type:	Outstanding Balance	% of Total Loans	Outstanding Balance	% of Total Loans

Construction / Land Development	$19,382	2.70%	$4,822	0.73%
Secured by Farmland	250	0.03%	-	0.00%
1-4 Family Residential	5,190	0.72%	4,586	0.69%
Multifamily Residential	-	0.00%	-	0.00%
Secured by Nonfarm Nonresidential	2,618	0.36%	3,342	0.51%
Commercial and Industrial	1,214	0.17%	545	0.08%
Consumer & Other	235	0.03%	262	0.04%

Total	$28,889	4.02%	$13,557	2.05%

Other real estate owned (OREO) totaled $7.4 million at September 30, 2009, up from $1.7 million at September 30, 2008. Total nonperforming assets were $36.3 million or 3.90% of total assets at September 30, 2009, as compared to $15.2 million or 1.72% of total assets at September 30, 2008.

Net Interest Income and Net Interest Margin:

Net interest income totaled $7.6 million and $21.7 million for the three months and nine months ended September 30, 2009, respectively, as compared to $6.8 million and $19.2 million for the same periods of 2008, an increase of 12.71% and 12.82%, respectively. Net interest income after the provision for loan losses totaled $3.1 million and $11.2 million for the three months and nine months ended September 30, 2009, respectively, as compared to $6.4 million and $17.6 million for the same periods in 2008, a decrease of 51.12% and 36.57%, respectively. The net interest margin quarter-to-date and year-to-date annualized as of September 30, 2009 of 3.35% and 3.22% fell compared to 3.36% and 3.41% as of September 30, 2008. Net interest margin improved compared to the second quarter of 2009, which was 3.26% and 3.16% for the second quarter-to-date and year-to-date annualized as of June 30, 2009, respectively.

Non-Interest Expense:

Non-interest expense totaled $5.9 million and $17.9 million for the third quarter and nine months ended September 30, 2009, respectively, as compared to $5.6 million and $16.1 million, respectively, for the same periods in 2008. The increase in non-interest expense was primarily due to increases in FDIC insurance premiums as well as professional fees related to our merger activity and subordinated debt offering. FDIC insurance premiums were $587,000 and $1.3 million for the three months and nine months ended September 30, 2009, respectively, as compared to $112,000 and $221,000 for the same periods of 2008. Professional fees increased $102,000 and $634,000 for the three months and nine months ended September 30, 2009 as compared to the same periods of 2008, respectively.

Balance Sheet and Capital

Our balance sheet continued to grow year over year in the third quarter 2009 but at a slower pace. Total assets of $932.6 million at September 30, 2009 increased 5.56% compared to $883.5 million at September 30, 2008. Net loans of $702.8 million at September 30, 2009 increased 7.67% compared to $652.7 million at September 30, 2008. Total deposits of $720.9 million at September 30, 2009 increased 5.46% compared to $683.6 million at September 30, 2008. Total shareholders equity was $67.2 million at September 30, 2009, an increase of 2.82% compared to $65.4 million at September 30, 2008. Book value per share at September 30, 2009 was $9.53 as compared to $9.49 at September 30, 2008.

Update Regarding Nuestro Banco Transaction

On October 26, 2009, Four Oaks Fincorp., Inc. and Four Oaks Bank & Trust Company entered into an amendment (the "First Amendment") to the definitive merger agreement, dated as of April 29, 2009 with Nuestro Banco ("Nuestro") (the "Merger Agreement"), pursuant to which Nuestro will merge with and into Four Oaks Bank & Trust Company. The First Amendment amends Section 9.1(c) of the Merger Agreement in order to extend the date upon which we or Nuestro may terminate the Merger Agreement from October 31, 2009 to November 30, 2009. This extension of the termination date is intended to allow the parties additional time to receive the consent of the Board of Governors of the Federal Reserve System (the "Federal Reserve"), which is a required condition to closing the transaction. We have provided the Federal Reserve with additional information that it requested regarding the transaction and are awaiting their decision regarding the transaction or further information requests.

With $932.6 million in total assets as of September 30, 2009, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its seventeen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Sanford, Zebulon, Dunn, Rockingham, and Southern Pines, North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition as well as the occurrence of events that would have a material adverse effect on Nuestro or our company as described in the Merger Agreement, including the risk of adverse operating results or delays in obtaining or failure to receive required Federal Reserve consent, the risk that the merger agreement could be terminated under circumstances that would require Nuestro to pay a termination fee of $175,000 to us prior to terminating the Agreement and an additional $125,000 if certain transactions are consummated within 12 months after such termination, the risk that the merger will not be consummated, the actual operations of the acquired business after the acquisition, our ability to integrate the operations of Nuestro into our operations; and other uncertainties arising in connection with the proposed merger. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., Chairman, President, and Chief Executive Officer, or
Nancy S. Wise, Executive Vice President and Chief Financial Officer
919-963-2177